Exhibit 99.1

Modiv Inc. Prices Upsized Public Offering of 1,800,000 Shares
of 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock

NEWPORT BEACH, Calif. (September 14, 2021) — Modiv Inc. ("Modiv" or the "Company") today announced the pricing of an underwritten public offering of 1,800,000 shares of its 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) at a public offering price of $25.00 per share. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 200,000 shares of Series A Preferred Stock. The shares of Series A Preferred Stock have been approved for listing and are expected to begin trading on the New York Stock Exchange on September 20, 2021 under the symbol “MDVA.” The Series A Preferred Stock will have a $25.00 liquidation preference per share.

The Company expects to receive net proceeds from the offering before expenses of approximately $43.6 million (assuming the underwriters’ option to purchase additional shares of Series A Preferred Stock is not exercised) and expects to close the transaction on or about September 17, 2021. The Company plans to contribute the net proceeds it receives from the offering to its operating partnership in exchange for a new class of preferred units, which will have economic interests that are substantially similar to the designations, preferences and other rights of the Series A Preferred Stock. The Company, acting through its operating partnership, intends to use the net proceeds from this contribution for general corporate purposes, which may include purchases of additional properties and other real estate and real estate-related assets.

The joint bookrunning managers for the offering are B. Riley Securities, Inc., Ladenburg Thalmann & Co. Inc., and William Blair & Company, L.L.C. The lead manager for the offering is Colliers Securities LLC, and the co-managers for the offering are Aegis Capital Corporation, Boenning & Scattergood, Inc., Huntington Capital Markets, InspereX LLC, Maxim Group LLC, and Wedbush Securities Inc.

The Series A Preferred Stock was offered pursuant to a preliminary prospectus forming part of the registration statement which was declared effective by the Securities and Exchange Commission on September 14, 2021.

About Modiv

Modiv Inc., a real estate, fintech and proptech asset manager, is reimagining modern real estate investing for individual investors. Driven by innovation, an investor-first focus and an experienced management team, Modiv has created one of the largest non-listed real estate investment funds to be raised via crowdfunding technology and the first real estate crowdfunding platform to be completely investor-owned. Modiv provides individual investors access to real estate and real estate-related investments designed to provide both income and long-term growth.

Important Notice

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. This offering is being made only by means of a prospectus. Copies of the final prospectus relating to these securities, when available, may be obtained from B. Riley Securities, Inc. You should direct any requests to B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, by telephone at (703) 312-9580 or by email at prospectuses@brileyfin.com. You may also obtain a copy of the prospectus and other documents the Company has filed with the SEC for free by visiting the SEC's website at http://www.sec.gov.

Forward-looking Statements

This press release contains certain forward-looking statements which are based upon the Company's current expectations and are inherently uncertain, including forward-looking statements with respect to the offering and use of proceeds. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that may or may not be under the Company's control, and that the Company may or may not have considered. Accordingly, no assurances can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, including, without limitation, market conditions and other risks and uncertainties as detailed under the caption "Risk Factors" in the Company’s registration statement on Form S-11.  Any such forward-looking statements speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Media Contact
Alex J. Stockham | Senior Vice President
RUBENSTEIN
astockham@rubenstein.com

SOURCE Modiv Inc.

Related Links

www.modiv.com